Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Frontier Communications Corporation for the registration of $1,000,000,000 of 8.875% Senior Notes due 2020, $2,000,000,000 of 10.500% Senior Notes due 2022, and $3,600,000,000 of 11.000% Senior Notes due 2025, and to the incorporation by reference therein of our report dated March 9, 2016, with respect to the combined financial statements of Verizon’s Separate Telephone Operations in California, Florida, and Texas, included in Frontier Communications Corporation’s Current Report on Form 8- K filed on April 18, 2016 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 22, 2016